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                                                     525 Del Rey Avenue, Suite ^
                                                             Sunnyvale, CA 94086

CytoTherapeutics

                                                                   EXHIBIT 10.96
                                                               November 17, 1999

Dr. Kenneth D. Coleman
President/CEO
Mr. David Powell
Chairman
iCEO, L.L.C.

      Re: Mr. George Dunbar

Dear Ken and David:

CTI would very much like to engage George Dunbar to serve as Acting President of StemCells, Inc., a subsidiary of CTI, on the following terms:

1. We would expect George to sign our normal Employment Offer letter and Employment Agreement, substantially in the form attached.
2. The Acting President's responsibilities will be to perform such services as are customarily performed by the President of a biotechnology company, as requested by the Board from time to time. Specific responsibilities will be to provide the management and leadership role on behalf of the Board to accelerate the timely and cost effective exit from its parent's Rhode Island operations, and to consolidate corporate headquarters around the existing Sunnyvale, California facility. The priorities in Rhode Island include the early sale and disposition of the Lincoln, Rhode Island ECT pilot plant, leasing the existing science and administration facility, appropriate partnering of the ECT technology, and the sorting out with the State of Rhode Island any dispute that might exist regarding their initial "seed loan" to CTI. The corporate relocation priorities are to initiate the minimum infrastructure necessary to manage the ongoing scientific and medical infrastructure necessary to manage the ongoing scientific and medical activities with limited disruption and to ensure all CTI's public company obligations are being met. Attention to other business development and shareholder drivers will be discussed and reviewed at the discretion of the Board. CTI acknowledges and understands that iCEO, L.L.C. cannot and does not guarantee that CTI will obtain funding that it deems acceptable or adequate as a result of the Acting President's performance of services.

3. George would begin as of November 7, 1999, and, of course, would commit to the time necessary to carry out his responsibilities, as you said. We would, as you also note, want to meet with you and George as necessary to discuss any issues that arise in connection with this appointment. George's employment will


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Dr. Kenneth D. Coleman                                      CONFIDENTIAL
November 1, 1999
Page 2 of 3


      be at will, continuing until terminated by either him or us, neither party having any obligation to give the other party advance notice, as reflected in the enclosed engagement letter.
4. We will pay at the total annual rate of $250,000 so long as George is in our employ as Acting President. We will pay iCEO, L.L.C. that part of the total rate that you direct. The remainder will constitute George's salary; we will also pay the employer's share of payroll taxes, and withhold taxes and other amounts as appropriate, on the amounts paid to George. George will be paid on the same schedule as all CTI employees, which is currently every two weeks, and iCEO will bill us for its share on the 15th and the last day of the month for the prior period, amounts to be due on receipt.
5. We will grant options to purchase a total of 8,000 shares of CTI stock every month; every three months, the CTI Board of Directors will also consider an additional grant of up to a total of 6,000 additional options if, in its absolute discretion, it deems the services provided by George are truly outstanding. The shares will be divided between George and iCEO as you direct in your reply to this letter. The strike price for all options will be the price of the shares at the close of business on the date of grant, which will occur at CTI's first Board meeting in November, 1999.
6. We will reimburse George promptly for his reasonable expenses incurred on behalf of StemCells. We will, of course, require that he follow normal business practices with respect to receipts and advance authorization where required.
7. I have left space below for you to let us know how the monetary payment and the options should be divided up. We will use that information to complete the engagement letter, and send you a copy of the completed package once the remaining documents are fully executed.
8. CTI agrees that if, within 120 days following the termination of George's employment as Acting President of StemCells, it or StemCells should engage George on a permanent basis rather than as Acting President, it will pay iCEO, L.L.C. an amount equal to one third of his first year's targeted cash compensation, including base salary and bonus, in such permanent position.
9. It is understood by all parties that the terms of this agreement, as well as the Employment Offer letter and Employment Agreement, all have to do with an interim position, and that if George were to become CEO of CTI on a permanent basis the terms and conditions would first be renegotiated. It is further understood that George has certain consulting agreements which have been disclosed and which are listed in Exhibit B to the Employment Agreement, and it is agreed that in light of the interim nature of this appointment, he is entitled to continue to provide services under those agreements so long as their performance does not interfere in any way with his carrying out of his responsibilities toward StemCells or its parent. It is also understood and agreed that George is free to interview with other companies during his appointment as Acting President, again so long as this does not interfere in any way with his


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Dr. Kenneth D. Coleman                                      CONFIDENTIAL
November 1, 1999
Page 3 of 3


      carrying out of his responsibilities toward StemCells or its parent. Moreover, if at any time during the duration of his appointment as Acting President of StemCells George should be dissatisfied with his compensation because he finds his responsibilities significantly different from what he now believes they will be, he and you should feel free to meet with the Chairman of the Board of CTI to discuss the problem and how it could be ameliorated.

I believe this obviates the need for Exhibit A to your letter, but if I have omitted anything of importance, please let me know.

Sincerely,


John Schwartz
Chairman of the Board

Enclosures

Accepted, with the condition that $6,250 per month of the annual amount of $250,000 referred to in paragraph 4 (i.e., thirty percent) above be paid to iCEO, L.L.C., and fifty percent of the options for 8,000 shares of CTI stock (i.e., 4,000 shares) per month and fifty percent of any additional options granted as set out in paragraph 5 above, be granted to iCEO Diversified Stock Fund.


____________________________
by:
iCEO, L.L.C.